Filed Pursuant to Rule 424(b)(3)
Registration No. 333-196886

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.
SUPPLEMENT NO. 6 DATED JUNE 1, 2015
TO THE PROSPECTUS DATED MARCH 27, 2015

This supplement No. 6 is part of the prospectus of Jones Lang LaSalle Income Property Trust, Inc. and should be read in conjunction with the prospectus. Terms used in this supplement No. 6 and not otherwise defined herein have the same meanings as set forth in our prospectus and any supplements thereto. The purpose of this supplement is to disclose:

•the acquisition of Townlake of Coppell and
•the recent share pricing information
Townlake of Coppell
On May 22, 2015, we acquired Townlake of Coppell, a garden-style apartment community located in Coppell, Texas. The property was purchased in a joint venture between JLL Income Property Trust and Balfour Beatty Communities. Townlake of Coppell is strategically located in an infill location in northwest suburban Dallas and contains 398 units on 17.5 acres. The property features community amenities that include two resort-style pools, an expansive playground, a basketball court and a 24-hour fitness center.

Recent Share Pricing Information

Below is the daily NAV per share, as determined in accordance with our valuation guidelines, for each business day from May 1 to May 31, 2015, for all of our classes of common stock:

Date	NAV per Share
	Class A	Class M	Class A-I	Class M-I	Class D (1)
May 1, 2015	$10.73	$10.76	$10.77	$10.77	$10.76
May 4, 2015	$10.74	$10.76	$10.77	$10.77	$10.76
May 5, 2015	$10.74	$10.76	$10.77	$10.78	$10.76
May 6, 2015	$10.74	$10.77	$10.77	$10.78	$10.77
May 7, 2015	$10.74	$10.77	$10.77	$10.78	$10.77
May 8, 2015	$10.74	$10.77	$10.77	$10.78	$10.77
May 11, 2015	$10.74	$10.77	$10.78	$10.78	$10.77
May 12, 2015	$10.74	$10.77	$10.78	$10.78	$10.77
May 13, 2015	$10.78	$10.81	$10.81	$10.82	$10.81
May 14, 2015	$10.78	$10.81	$10.81	$10.82	$10.81
May 15, 2015	$10.78	$10.81	$10.81	$10.82	$10.81
May 18, 2015	$10.78	$10.81	$10.82	$10.82	$10.81
May 19, 2015	$10.79	$10.82	$10.82	$10.83	$10.82
May 20, 2015	$10.79	$10.82	$10.82	$10.83	$10.82
May 21, 2015	$10.79	$10.82	$10.83	$10.83	$10.82
May 22, 2015	$10.79	$10.82	$10.83	$10.84	$10.83
May 26, 2015	$10.80	$10.83	$10.83	$10.84	$10.83
May 27, 2015	$10.80	$10.83	$10.83	$10.84	$10.83
May 28, 2015	$10.80	$10.83	$10.84	$10.84	$10.83
May 29, 2015	$10.82	$10.86	$10.86	$10.87	$10.86
(1) Shares of Class D common stock are only available pursuant to a private placement offering.
Purchases and repurchases of shares of our common stock will be made based on the appropriate day’s applicable per share NAV. On each business day, our NAV per share for each class, excluding Class D, is (1) posted on our website, www.JLLIPT.com, and (2) made available on our toll-free, automated telephone line, (855) 652-0277.